Exhibit 10.10

ASSIGNMENT AGREEMENT

This Assignment Agreement (this "Agreement") dated August 13, 2013, to be effective August 15, 2013 (the "Effective Date") is by Accion Chicago (the "Assignor") and GG Mars Capital, Inc. ("Assignee"), and is consented to and acknowledged by DeskFlex, Inc. and Epazz, Inc. (the "Company"). All contracting entities are each referred to as a "Party" and collectively as the "Parties" to the Agreement as such terms are used herein.

WHEREAS, the Company and the Assignor are party to that certain Promissory Note (#990000206722) dated February 13, 2012 (the "Note", a copy of which is attached hereto as Exhibit A); the payoff amount of the Note is $14,815.75, based on the payoff letter dated August 6, 2013, a copy of which is attached hereto as Exhibit B (the "Payoff Amount"); and the Assignor desires to assign its rights, obligations and liabilities under the Note to Assignee and Assignee desires to purchase the Note from the Assignor and accept such assignment of rights under the Note in consideration for the Payoff Amount.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, which the Parties acknowledge the receipt and sufficiency of, the Parties hereto agree as follows:

Assignment of Note.

1.	The Assignee hereby purchases all of the Assignor's right, title and interest in the Company in consideration for the Payoff Amount which shall be paid to the Assignor concurrently with the Parties entry into this Agreement (the "Purchase").

2.	Effective as of the Effective Date, and in connection with the Purchase, Assignor hereby assigns all of its rights, obligations, and liabilities under the Note to Assignee, and Assignee hereby accepts such assignment (the "Assignment"). Insofar as rights and obligations under the Note from the Effective Date of this Agreement are concerned all references to Assignor therein shall be deemed to be replaced with references to Assignee.

3.	Consent to Assignment and Purchase by Assignor. Pursuant to the foregoing terms and conditions, the Company hereby grants its consent to the Assignment and Purchase and the terms and conditions of this Agreement and represents and warrants that it shall not raise any claims against Assignor in connection with the breach, default or non-performance of the Note by Assignee.

4.	Compliance with Terms of Note. Assignee agrees and covenants to comply with all of the terms and conditions of the Note and to be bound by all of such terms. Furthermore, Assignee agrees that upon the Assignment, all such terms and conditions of the Note attributable to Assignor shall be automatically confirmed and ratified in all respects by Assignee.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above to be effective as of the Effective Date written above.

Accion Chicago, Inc. (“Assignor”)	GG Mars Capital, Inc. (“Assignee”)

By:_____________________________	By:_____________________________
Title: ____________ Print Name: ________________	Title: ____________ Print Name: ________________

Approved and acknowledged: Desk Flex, Inc. (“the Company”)

By:_____________________________
Title: ____________ Print Name: ________________

Epazz , Inc. (the “Company”)

By:_____________________________
Title: ____________ Print Name: ________________